                                                                       EXHIBIT B
                                                                  Conformed Copy



                    PRIMARY AGREEMENT (FINANCING VEHICLES)


                           dated as of June 23, 2000

                                    between


                            TELENOR EAST INVEST AS,

                               as the Purchaser,


                            VIMPELCOM FINANCE B.V.,


                                      and


                      VIMPELCOM FINANCE B.V.'s DESIGNEES

                        FROM TIME TO TIME PARTY HERETO,

                                as the Sellers

                               TABLE OF CONTENTS

                                                                                                                Page
ARTICLE I DEFINITIONS AND INTERPRETATION....................................................................      1
   1.01     Definitions.....................................................................................      1
   1.02     Interpretations.................................................................................      9
ARTICLE II OPTION AND SALE..................................................................................     10
   2.01     No Obligation Before Registration; Full Payment for Shares; No Offer to Sell....................     10
   2.02     Grant of Options................................................................................     10
   2.03     General Terms for Exercise of Securities Options................................................     12
   2.04     Mandatory Exercise of Securities Options........................................................     13
   2.05     Voluntary Exercise of Securities Options in a Public Offering...................................     15
   2.06     Exercise of Securities Options Other than in a Public Offering..................................     15
   2.07     Exercise of Securities Option Other than in Connection with Disposition by a Seller.............     16
   2.08     Conditions to the Closing.......................................................................     17
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................................................     19
   3.01     Organization....................................................................................     19
   3.02     Authority.......................................................................................     19
   3.03     No Designation of Sellers.......................................................................     20
   3.04     Capital of Seller...............................................................................     20
   3.05     Charter Capital of VimpelCom....................................................................     20
   3.06     Option Securities...............................................................................     21
   3.07     No Conflicts....................................................................................     21
   3.08     Governmental Approvals and Filings..............................................................     22
   3.09     No Undisclosed Liens or Liabilities.............................................................     22
   3.10     Taxes...........................................................................................     22
   3.11     Legal Proceedings, Liability....................................................................     22
   3.12     Compliance With Laws and Orders.................................................................     22
   3.13     Contracts; No Default...........................................................................     23
   3.14     Brokers.........................................................................................     23
   3.15     SEC Documents...................................................................................     23
   3.16     Disclosure......................................................................................     24
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................................     24
   4.01     Organization....................................................................................     24
   4.02     Authority.......................................................................................     24
   4.03     No Conflicts....................................................................................     25
   4.04     Governmental Approvals and Filings..............................................................     25
   4.05     Legal Proceedings...............................................................................     25
   4.06     Brokers.........................................................................................     25
   4.07     Investment Intent...............................................................................     25
   4.08     Knowledgeable Investor..........................................................................     26
   4.09     Compliance with Securities Laws.................................................................     26
   4.10     Independent Investigation.......................................................................     26
   4.11     No Knowledge of Breach..........................................................................     26

ARTICLE V COVENANTS OF THE SELLERS..........................................................................     26
   5.01     Designation of Sellers..........................................................................     27
   5.02     Disposition of Securities.......................................................................     27
   5.03     Major Changes and Reorganizations...............................................................     27
   5.04     Regulatory and Other Approvals..................................................................     28
   5.05     Delivery of Information.........................................................................     28
   5.06     Registration of Ownership; Reimbursement........................................................     28
   5.07     Fulfillment of Conditions.......................................................................     29
ARTICLE VI COVENANTS OF THE PURCHASER.......................................................................     30
   6.01     Regulatory and Other Approvals..................................................................     30
ARTICLE VII NOTICE AND CURE.................................................................................     30
ARTICLE VIII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS..............................     30
ARTICLE IX TERMINATION......................................................................................     31
   9.01     Termination.....................................................................................     31
   9.02     Consequences of Termination.....................................................................     31
ARTICLE X MISCELLANEOUS.....................................................................................     31
   10.01    Notices.........................................................................................     31
   10.02    Entire Agreement................................................................................     32
   10.03    Expenses........................................................................................     32
   10.04    Public Announcements............................................................................     33
   10.05    Confidentiality.................................................................................     33
   10.06    Waiver..........................................................................................     34
   10.07    Amendment.......................................................................................     34
   10.08    No Third Party Beneficiary......................................................................     34
   10.09    No Assignment, Binding Effect...................................................................     34
   10.10    Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity..........     35
   10.11    Invalid Provisions..............................................................................     36
   10.12    Governing Law...................................................................................     37
   10.13    Counterparts....................................................................................     37

EXHIBITS

Exhibit A                Form of Purchase Agreement
Exhibit B                Form of Endorsement

SCHEDULES

Schedule 2.08(f)         -     Sellers' Governmental or Regulatory Consents and
                               Authorizations
Schedule 3.04            -     Options
Schedule 3.06(a)         -     Unregistered Option Shares
Schedule 3.06(b)         -     Option Shares Subject to Liens
Schedule 3.13            -     Contracts
Schedule 3.14            -     Sellers' Brokers
Schedule 4.04            -     Purchaser's Governmental or Regulatory
                               Authorizations
Schedule 5.01            -     Designated Sellers

     PRIMARY AGREEMENT (FINANCING VEHICLES) dated as of June 23, 2000 between TELENOR EAST INVEST AS, a corporation organized and existing under the laws of Norway (the "Purchaser"), VIMPELCOM FINANCE B.V., a company organized and existing under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands ("VimpelCom Finance"), and such designees of VimpelCom Finance as shall be party hereto from time to time (together with VimpelCom Finance, each, a "Seller" and, collectively, the "Sellers")

                                  WITNESSETH

     WHEREAS, the Purchaser is the owner of 8,902,201 shares of common stock of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation ("VimpelCom");

     WHEREAS, on April 13, 2000, the extraordinary shareholders' meeting of VimpelCom approved the issuance of up to 7,000,000 shares of common stock of VimpelCom (the "New Shares") to one or more Sellers;

     WHEREAS, VimpelCom and the Purchaser have entered into the Working Capital Bridge Facility dated as of the date hereof (the "Loan Agreement"); and

     WHEREAS, the execution and delivery of this Agreement and the granting by the Sellers of an option to the Purchaser on the terms set forth herein is a condition to the making of loans by the Purchaser to VimpelCom under the Loan Agreement;

     NOW, THEREFORE, to induce the Purchaser to enter into the Loan Agreement and to make loans thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                   ARTICLE I  DEFINITIONS AND INTERPRETATION

1.01 Definitions
     -----------

     As used herein, the following terms shall have the following meanings:

     "Accrued Interest and Fees" shall mean any and all accrued and unpaid interest and fees owing to the Purchaser under the Loan Agreement up to (but excluding) the earlier of (a) the date of repayment of all principal, interest and other amounts owing under the Loan Agreement and (b) the date of the Closing.

     "Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

     "Actions or Proceedings" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

     "ADS-Based Price" shall mean the lower of (a) the average quoted closing price for ADSs of VimpelCom on the NYSE during the last three (3) trading days prior to the third trading day prior to the payment for the New Shares or New ADSs, and (b) the average quoted closing price for ADSs of VimpelCom on the NYSE during the last thirty (30) trading days prior to the third trading day prior to the purchase of the New Shares or New ADSs, and, if such ADS-Based Price is being applied to a payment for New Shares, such ADS-Based Price shall, in each case, be divided by zero point seven five (0.75).

     "ADSs" shall mean VimpelCom's American Depositary Shares, each representing three-quarters (3/4) of one (1) share of VimpelCom's common stock, listed on NYSE.

     "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any relative or spouse of such individual, or any relative of such spouse, any one of whom has the same home as such individual, and any trust or estate for which such individual serves as a trustee or in a similar capacity or in which such individual has a substantial beneficial interest and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of any other Person, provided that, in any event, any Person which owns, directly or indirectly, a majority of the securities having ordinary voting power for the election of directors or other governing body of a corporation or a majority of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     "Agreement" shall mean this Agreement and the Exhibits and the Schedules hereto and the certificate delivered in accordance with Section 2.08(d).

     "Applicable Price" shall mean (a) for a Securities Option to be exercised in accordance with Section 2.04 or 2.05, the Public Offering Price; (b) for a Securities Option to be exercised in accordance with Section 2.06, the First Refusal Price; and (c) for a Securities Option to be exercised in accordance with Section 2.07, the ADS-Based Price.

     "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     "Bank Letter" shall mean a letter from Citibank, addressed to VimpelCom, the Sellers and the Purchaser, confirming that the Citibank Agreement (as defined in the Loan Agreement) is in effect and that Citibank is not aware of any circumstances that would prevent disbursement under the Citibank Agreement at least one (1) Business Day prior to the Public Offering scheduled to take place as specified in the Offer.

     "Board" shall mean, with respect to any Person, the Board of Directors, the Board of Managers or the equivalent governing body of such Person.

     "Business Combination" shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, the issuance or disposition or acquisition of any shares to or from, as applicable, any third party, any sale, dividend, split or other disposition or acquisition of Equity Interests of such Person, any sale, dividend or other disposition or acquisition of all or substantially all of the Assets and Properties of such Person or the creation of any Subsidiary, the value of which exceeds US$5,000,000 (other than any Business Combination involving an investment in any Internet business or VimpelCom-Region to the extent VimpelCom maintains a majority Equity Interest therein).

     "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, New York, New York or the jurisdiction of organization of any Seller, are authorized or obliged to close.

     "Business or Condition of such Seller" shall mean the business, condition (financial or otherwise), results of operations and Assets and Properties of such Seller and its Subsidiaries taken as a whole.

     "Citibank" shall mean Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, and includes its branches and subsidiaries.

     "Citibank Guarantee" shall mean a guarantee of Citibank T/O in an amount equal to or exceeding the aggregate amount of the Loans plus all Accrued Interest and Fees and other amounts payable under the Loan Agreement in favor of the Purchaser.

     "Citibank T/O" shall mean KB Citibank T/O, a bank established in accordance with the laws of the Russian Federation and an Affiliate of Citibank.

     "Closing" shall mean the purchase of and the payment for the Option Notes and/or the Option Shares in accordance with Sections 2.03, 2.04, 2.05, 2.06 or 2.07, as the case may be.

     "Closing Date" shall mean the date of the Closing.

     "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral), in each case, to the extent legally binding.

     "Disbursements" shall mean disbursement(s) made by the Purchaser under the Loan Agreement, whether or not repaid or prepaid.

     "Disposed Securities" shall have the meaning specified in Section 2.03(a).

     "Disposition" shall mean sale, transfer or other disposition of any securities, and "Dispose" shall have a correlative meaning.

     "[third party lender] Agreement" shall mean the agreement to be entered into by VimpelCom or an Affiliate of VimpelCom and [a third party lender] providing for the entering into of an agreement pursuant to which the [third party lender] shall have the option to purchase New Shares or New ADSs.

     "[third party lender] Loan" shall mean the loan(s) made to VimpelCom under the [third party lender] Loan Agreement or, as the context may require, the principal amount thereof from time to time outstanding.

     "[third party lender] Loan Agreement" shall mean a loan agreement to be entered into by [a third party lender] and VimpelCom, providing for a loan by [the third party lender] to VimpelCom in the aggregate principal amount of US$30,000,000.

     "Endorsement" shall mean an endorsement to this Agreement in the form of Exhibit B.

     "Equity Interest" shall mean, with respect to any Person, any share of stock of such Person or any partnership share or other ownership interest in such Person.

     "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

     "Exercise Notice" shall have the meaning specified in Section 2.03(b).

     "FCSM" shall mean the Federal Commission for the Securities Market of the Russian Federation (Federalnaya komissiya po rynku tsennykh bumag Rossiiskoi Federatsii or FKTsB), or any successor thereto, including any applicable territorial agent thereof.

     "First Refusal Price" shall mean the price per New Share or New ADS determined in accordance with Section 2.06(a)(i) or (b)(i).

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

     "Guarantee" shall mean the Guarantee Agreement dated as of the date hereof between VimpelCom and the Purchaser.

     "Indebtedness" shall mean, with respect to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of a guarantee of any obligation described in clauses (a) through (d) above of any other Person.

     "Intellectual Property" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

     "Investments" shall mean all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person (other than (a) any direct or indirect Subsidiaries of any Seller or any ownership interests therein and (b) any short-term trade receivables generated in the ordinary course of business).

     "Knowledge of such Seller" or "Known to such Seller" shall mean to the best of the knowledge and belief of such Seller after having made reasonable inquiries.

     "Knowledge of the Purchaser" or "Known to the Purchaser" shall mean to the best of the knowledge and belief of the Purchaser after having made reasonable inquiries.

     "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

     "Letter Agreement" shall mean the Letter Agreement dated the date hereof among VimpelCom, the Major Shareholders and the Purchaser relating to certain provisions of the Primary Agreement between VimpelCom and the Purchaser dated as of December 1, 1998 and the other Principal Agreements (as defined therein).

     "Liabilities" shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to provide any of the foregoing.

     "Loan Agreement" shall have the meaning specified in the third recital hereof.

     "Loans" shall mean the loan(s) made to VimpelCom by the Purchaser under the Loan Agreement.

     "Loss" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other similar proceedings or of any claim, default or assessment).

     "Major Shareholders" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen, the "Bee Line" Non-Profit Fund, a non-commercial organization organized and existing under the laws of the Russian Federation, and Glavsotkom L.L.C., a limited liability company organized and existing under the laws of the Russian Federation.

     "MAMP" shall mean the Ministry for Anti-Monopoly Policy and Support for Entrepreneurship of the Russian Federation (Ministerstvo po antimonopolnoi politike i podderzhke predprinimatelstva Rossiiskoi Federatsii), or any successor thereto, including any applicable territorial agent thereof.

     "MAMP Approval" shall mean an approval by MAMP of the purchases contemplated hereby.

     "Mandatory Exercise" shall have the meaning specified in Section 2.04(a).

     "Mandatory Exercise Date" shall mean the date on which the Exercise Notice is required to be delivered by the Purchaser in connection with the Mandatory Exercise pursuant to Section 2.04.

     "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on or with respect to the business, assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, or upon such Person's ability to perform its obligations under this Agreement and the other Principal Agreements, if any, to which it is a party.

     "MRC" shall mean the Moscow Registration Chamber (Moskovskaya registratsionnaya palata), or any successor thereto.

     "New ADSs" shall mean American Depositary Shares, with respect to any New Shares, each representing three-quarters (3/4) of one (1) share of VimpelCom's common stock (or any right thereto), and any New ADSs issued in exchange therefor or in replacement thereof.

     "New Shares" shall have the meaning specified in the second recital hereto.

     "Notes" shall mean senior convertible notes or any other notes, bonds, debentures or similar instruments issued by an Affiliate of VimpelCom and convertible or exchangeable into New Shares or New ADSs.

     "Note Option" shall have the meaning specified in Section 2.02(a).

     "NRC" shall mean Closed Joint Stock Company "National Registry Company" (Natsionalnaya Registratsionnaya Kompaniya), the duly appointed shareholder registrar of VimpelCom, or any successor thereto.

     "NYSE" shall mean The New York Stock Exchange.

     "Offer" shall have the meaning specified in Section 2.03(a).

     "option" shall mean, with respect to any Person, any security, right, subscription, warrant, option, phantom stock right or other Contract that gives a right to (a) purchase or otherwise receive or be issued any Equity Interest in such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest in such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any Equity Interests in such Person are voted.

     "Option Notes" shall have the meaning specified in Section 2.02(a).

     "Option Securities" shall have the meaning specified in Section 2.02(b).

     "Option Shares" shall have the meaning specified in Section 2.02(a).

     "Order" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority.

     "Permitted Lien" shall mean (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent, (c) any mechanic's, materialman's or other similar Lien arising by operation of Law or any minor imperfection of title or similar Lien, none of which individually or in the aggregate with other such Liens materially impairs the value of the property subject to such Lien or the use of such property in the conduct of the business of the relevant Seller, and (d) any Lien on New Shares or New ADSs for the benefit of an indenture trustee, issuing and paying agent or like Person appointed in relation to Notes exchangeable for such New Shares or New ADSs and/or for the benefit of an Affiliate of VimpelCom which is an issuer of Notes and/or an Affiliate of VimpelCom which is involved in the structuring of the issuance of any New Shares, New ADSs or Notes exchangeable for New Shares or New ADSs.

     "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

     "Principal Agreements" shall mean this Agreement, the Loan Agreement, the Guarantee and the other Financing Agreements (as defined in the Loan Agreement).

     "Public Offering" shall have the meaning specified in Section 2.04.

     "Public Offering Price" shall have the meaning specified in Section
2.04(c).

     "Purchase" shall mean the purchase of the Option Shares and/or Option Notes on the Closing Date on and subject to the terms and conditions hereof.

     "Purchase Agreement" shall have the meaning specified in Section 2.01(c).

     "Purchase Price" shall mean the Applicable Price multiplied by the number of Option Shares or Option Notes, as the case may be.

     "Purchaser" shall have the meaning specified in the preamble to this Agreement.

     "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of December 1, 1998 by and among VimpelCom, Telenor, Dr. Zimin, Glavsotkom L.L.C. and the "Bee Line" Non-Profit Fund.

     "Representatives" shall mean, with respect to any Person, its officers, directors, shareholders, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

     "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

     "SEC Documents" shall have the meaning specified in Section 3.15.

     "Securities Options" shall have the meaning specified in Section 2.02(b).

     "Seller" and "Sellers" shall have the meanings specified in the preamble hereto.

     "Seller's Account" shall mean, with respect to each Seller, the bank account notified to the Purchaser by such Seller at least four (4) Business Days prior to the Closing Date and into which such Seller is authorized to receive payments for the Option Shares and the Option Notes.

     "Share Option" shall have the meaning specified in Section 2.02(a).

     "Subsidiary" of a Person shall mean any Person at least a majority of the voting shares or voting Equity Interests of which is, directly or indirectly, owned or controlled collectively by such Person.

     "Tax Document" shall mean any return, declaration, report, claim for refund, assessment, demand, act, or information return, statement or other document relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof, whether prepared by the taxpayer, a tax preparer or a Governmental or Regulatory Authority.

     "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added alternative or add-on minimum, estimated, or other tax, duty, governmental fee or charge of any kind whatsoever, including any interest, penalty, or addition thereto.

     "Underwriter" shall mean the underwriter(s) of the Public Offering.

     "UNCITRAL Rules" shall have the meaning specified in Section 10.10(a).

     "US Dollars" and "US$" shall mean the lawful currency of the United States of America.

     "VimpelCom" shall have the meaning specified in the first recital hereto.

     "VimpelCom Finance" shall have the meaning specified in the preamble hereto.

1.02 Interpretations
     ---------------

     Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

     (a) the singular shall include the plural, and the plural shall include the singular;

     (b) words of any gender shall include each other gender;

     (c) the words "hereof", "herein", "hereby", "hereto" and similar words shall refer to this entire Agreement and not to any particular Article, Section or any other subdivision of this Agreement;

     (d) a reference to any Article, Section, Schedule or Exhibit shall constitute a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

     (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

     (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

     (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document;

     (h) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" shall refer to the business and practice of a Seller;

     (i) the word "pending" shall mean, with respect to a particular matter, the service of process or delivery of written notice to the Person to whom such matter relates;

     (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

     (k) all accounting terms used herein and not expressly defined herein (other than the term "issued and outstanding") shall have the meanings given to them under GAAP; and

     (l) the headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                          ARTICLE II  OPTION AND SALE

2.01 No Obligation Before Registration; Full Payment for Shares; No Offer to
     -----------------------------------------------------------------------
Sell
----

     (a) Subject to the terms and conditions contained in this Agreement, solely for the purposes of Russian law and solely to the extent Russian law may be applicable (i) this Agreement shall be considered a preliminary agreement (predvaritelnyi dogovor) and not a transaction involving securities (sdelka s tsennymi bumagami); (ii) by virtue of entering into this Agreement, (x) no Seller shall be obligated to transfer any securities to the Purchaser or shall be considered to have offered any securities to the Purchaser and (y) the Purchaser shall not be obligated to purchase any securities from any Seller or to make payment for any securities; and (iii) the actual transactions contemplated by Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07 or 5.06 shall constitute transactions involving securities (sdelki s tsennymi bumagami), and in no event shall such transactions take place before the registration of the issuance of such securities and the registration of the report on the results of such issuance with the FCSM and payment in full for such securities by the Sellers, if and to the extent such registration and payment are required under Russian law.

     (b) Clauses (a) and (c) of this Section 2.01 shall have no effect on the interpretation of this Agreement under the laws of the State of New York, by which this Agreement is, pursuant to Section 10.12, expressed to be governed.

     (c) Immediately upon the registration of the report on the results of the issuance of any New Shares with the FCSM and payment for such New Shares by the relevant Seller and in any event no later than contemporaneously with any Seller's execution of any other agreement or instrument with respect to any of the New Shares or any securities related thereto (other than the [third party lender] Agreement, the [third party lender] Loan Agreement and any agreements entered into in connection therewith, and the underwriting agreement, the depositary agreement and other agreements entered into by any Seller or VimpelCom in connection with a Public Offering) or any Disposition, as the case may be, the Purchaser and the relevant Seller shall execute and deliver a Purchase Agreement (osnovnoi dogovor) in the form of Exhibit A (a "Purchase Agreement") which shall incorporate this Agreement (other than this Section 2.01) by reference.

     (d) Each party acknowledges and agrees that this Agreement is not, and shall not be deemed to be, (i) an offer to sell any New Shares, any New ADSs or any Notes or (ii) a solicitation of an offer to buy any New Shares, any New ADSs or any Notes. As used in this Section 2.01(d), the term "offer to sell" shall have the meaning given to such term in Section 2(3) of the Act.

2.02 Grant of Options
     ----------------

     (a) The Sellers hereby jointly and severally grant to the Purchaser an irrevocable option (the "Share Option") to purchase at the Applicable Price such number of New Shares or New ADSs (the "Option Shares") as can be purchased at such Applicable Price for an aggregate amount equal to US$50,000,000 (or, if the aggregate amount of the Disbursements is less than US$50,000,000, then the aggregate amount of the Disbursements) plus Accrued Interest and Fees; and the Sellers hereby jointly and severally grant to the Purchaser an irrevocable option

(the "Note Option") to purchase at the Applicable Price such aggregate principal amount of Notes (the "Option Notes") as can be purchased at the Applicable Price for an aggregate amount equal to US$50,000,000 (or, if the aggregate amount of the Disbursements is less than US$50,000,000, then the aggregate amount of the Disbursements) plus Accrued Interest and Fees; provided that:

     (i) if (A) the Loans plus Accrued Interest and Fees are repaid in full prior to the earlier of (1) any Disposition by any Seller of any New Shares or New ADSs and (2) [a date agreed on by VimpelCom and the Purchaser], (B) one or more of the Sellers undertakes a Public Offering and (C) [the third party lender] has exercised its option under the [third party lender] Agreement, then
(x) the Purchaser shall, subject to Section 2.03(e), be entitled to exercise the Share Option in respect of such number of Option Shares as can be purchased at the Applicable Price for an aggregate amount equal to US$10,000,000 (or if the aggregate amount of the Disbursements is less than US$10,000,000, then such amount) plus Accrued Interest and Fees, (y) if such Public Offering is a Public Offering of Notes, the Purchaser shall be entitled to exercise the Note Option in respect of such aggregate principal amount of Option Notes as can be purchased at the Applicable Price for an aggregate amount equal to US$40,000,000 (or if the aggregate amount of the Disbursements is less than US$50,000,000, then the aggregate amount of the Disbursements minus US$10,000,000) and (z) if such Public Offering is a Public Offering of New Shares or New ADSs, the Purchaser shall, subject to Section 2.03(e), be entitled to exercise the Share Option in respect of such number of Option Shares as can be purchased at the Applicable Price for an aggregate amount equal to US$40,000,000 (or if the aggregate amount of Disbursements is less than US$50,000,000, then the aggregate amount of the Disbursements minus US$10,000,000);

     (ii) if (A) the Loans plus Accrued Interest and Fees are repaid in full prior to the earlier of (1) any Disposition by any Seller of any New Shares or New ADSs and (2) [a date agreed on by VimpelCom and the Purchaser], (B) one or more of the Sellers undertakes a Public Offering and (C) [the third party lender] has not exercised its option under the [third party lender] Agreement, then (x) if such Public Offering is a Public Offering of Notes and New Shares or of Notes and New ADSs the Purchaser shall be entitled to exercise the Note Option in respect of such aggregate principal amount of Option Notes as can be purchased at the Applicable Price for an aggregate amount equal to US$50,000,000 (or if the aggregate amount of the Disbursements is less than US$50,000,000, then the amount of the Disbursements) plus Accrued Interest and Fees, minus the aggregate amount, if any, of the Applicable Price of any Option Shares for which the Purchaser is obligated to pay pursuant to clause (y) of this Section 2.02(a)(ii), and (y) if such Public Offering is a Public Offering of New Shares or New ADSs, the Purchaser shall, subject to Section 2.03(e), be entitled to exercise the Share Option in respect of such number of Option Shares as can be purchased at the Applicable Price for an aggregate amount equal to US$50,000,000 (or if the aggregate amount of the Disbursements is less than US$50,000,000, then the amount of the Disbursements) plus Accrued Interests and Fees, minus the aggregate amount, if any, of the Applicable Price of any Option Notes for which the Purchaser is obligated to pay pursuant to clause (x) of this Section 2.02(a)(ii); or

     (iii) if (A) the Loans plus Accrued Interest and Fees are repaid in full prior to the earlier of (1) any Disposition by any Seller of any New Shares or New ADSs and (2) [a date agreed on by VimpelCom and the Purchaser], (B) one or more of the Sellers undertakes a Public Offering of Notes and (C) [the third party lender] has not exercised its option under the [third party lender] Agreement, then the Purchaser shall be entitled to exercise the Note option in respect of such aggregate principal amount of Option Notes as can be purchased at the Applicable Price for an aggregate amount equal to US$50,000,000 (or if the aggregate amount of the Disbursements is less than US$50,000,000, then the amount of the Disbursements) plus Accrued Interest and Fees.

      (b) The Option Shares and the Option Notes are referred to collectively herein as the "Option Securities". The Note Option and the Share Option are referred to collectively herein as the "Securities Options".

      (c) Notwithstanding anything to the contrary in this Agreement, if the MAMP Approval has not been received on the date three (3) Business Days prior to the Closing, then (i) the Purchaser shall have no obligation to purchase any Option Securities, (ii) no Seller shall have any obligation to sell any Option Securities, (iii) neither the Purchaser nor any Seller shall be in breach of this Agreement and (iv) the Sellers may proceed with a Public Offering of New Shares, New ADSs and/or Notes. If the Securities Options cannot be exercised because neither any New Shares, any New ADSs nor any Notes have been issued to any Seller or any other Person prior to the termination of this Agreement, no Seller shall be in breach of this Agreement as a result thereof.

2.03  General Terms for Exercise of Securities Options
      ------------------------------------------------

      The Share Option and the Note Option, as the case may be, shall be exercisable in accordance with the following procedures, unless otherwise specified in Sections 2.04, 2.05, 2.06 or 2.07:

      (a) At least ten (10) Business Days prior to the date of any Disposition (in a Public Offering or otherwise) of any New Shares, New ADSs and/or Notes (such New Shares, New ADSs and/or Notes, collectively, the "Disposed Securities") by a Seller, the relevant Seller shall, to the extent permitted under the Act, (i) notify the Purchaser in writing of such proposed Disposition;
(ii) provide the Purchaser with all material information with respect to such proposed Disposition; and (iii) offer in writing to sell to the Purchaser the Option Shares and/or the Option Notes, as the case may be, at the Applicable Price (an "Offer").

      (b) Subject to Section 2.03(e), the Purchaser shall exercise the Securities Option, if at all, in whole and not in part, provided, however, that if the aggregate amount of Disposed Securities in a Disposition by a Seller is less than the aggregate amount of Option Notes and/or number of Option Shares which the Purchaser is entitled to purchase pursuant to Section 2.02, then the Purchaser shall have the right to exercise the Securities Option in part, in respect of all of the Option Notes and/or Option Shares constituting Disposed Securities in such Disposition, and shall retain all of its rights under the Securities Option with respect to such aggregate amount of Option Notes and/or number of Option Shares as is equal to the difference between the aggregate amount of Option Notes and/or number of Option Shares which the Purchaser is entitled to purchase pursuant to Section 2.02 and the aggregate amount of Option Notes and/or number of Option Shares constituting Disposed Securities in such Disposition. The Purchaser shall notify the relevant Seller no later than the fourth Business Day following the receipt of the Offer of the Purchaser's election (if applicable) to purchase the Option Shares and/or the Option Notes, as the case may be (such notice, an "Exercise Notice").

      (c) Other than as specifically set forth in Section 2.03(c), the Purchaser shall not be under any obligation to send an Exercise Notice and may allow the relevant Securities Option to expire without purchasing any Option Securities, provided, however, that once the Purchaser has delivered to a Seller an Exercise Notice, the Purchaser shall be bound, subject to the terms and conditions of this Agreement, to effect the purchase described in such Exercise Notice, provided that, if within thirty-five (35) days after the date of filing by VimpelCom of the registration of the report on the results of issuance of any Option Securities with the FCSM the FCSM shall have failed to register the report on the results of such issuance, (i) such Exercise Notice shall be rescinded and automatically cancelled without the need for any further action by the parties, (ii) the Purchaser shall have no obligation to effect the purchase described in such Exercise Notice and (iii) any Securities Option purported to have been exercised pursuant to such Exercise Notice shall be reinstated in full force and effect with respect to all of the Option Securities referred to therein as if neither such Exercise Notice nor the Offer related thereto have ever been executed and delivered.

      (d) If the Purchaser is entitled to elect to exercise the Securities Option and does not elect to exercise the Securities Option after having received the Offer in accordance with this Article II, the relevant Seller shall have, subject to Section 5.02, the right to sell the relevant Disposed Securities not purchased by the Purchaser in accordance with this Article II, at a price not below the Applicable Price offered to the Purchaser, within twenty-five (25) Business Days after the date of the Offer. If the Disposition of such Disposed Securities does not take place on the conditions set forth in this clause (d), such Seller shall not Dispose of any such Disposed Securities without first offering them to the Purchaser in accordance with the procedure set forth in Section 2.03(a).

      (e)  The Purchaser's right to exercise its Securities Option under this
Article II in respect of any Option Shares shall be subject to the Purchaser's obligations under the Registration Rights Agreement and the Letter Agreement. If by exercising its Securities Option in whole in respect of any Option Shares constituting Disposed Securities in any Disposition, the Purchaser's ownership of shares of voting capital stock of VimpelCom would exceed 25.72% of the shares of voting capital stock of VimpelCom, the Purchaser shall have the right to exercise the Securities Option in part and shall retain all of its rights under the Securities Option with respect to such number of Option Shares as is equal to the difference between the aggregate number of Option Shares which the Purchaser is entitled to purchase pursuant to Section 2.02 and the aggregate number of Option Shares purchased by the Purchaser pursuant to such exercise of its Securities Option; provided that the exercise of such rights shall in all cases remain subject to the obligations of the Purchaser under the Registration Rights Agreement and Letter Agreement.

2.04  Mandatory Exercise of Securities Options
      ----------------------------------------

      If any Seller Disposes of any Disposed Securities in a bona fide public offering in accordance with procedures customary in underwritten securities offerings in the United States of America by issuers organized under the laws of the Russian Federation (a "Public Offering") on or before [a date agreed on by VimpelCom and the Purchaser]:

      (a) If the conditions precedent set forth in Section 2.04(b) (any or all of which may be waived in whole or in part by the Purchaser in writing in its sole discretion) have been satisfied, the Purchaser shall be required to exercise the Share Option and/or the Note Option, as the case may be (a "Mandatory Exercise"), in accordance with the procedures set forth in this Section 2.04.

     (b) The Purchaser shall have no obligation to purchase any Option Securities in accordance with this Section 2.04 unless the following conditions precedent have been satisfied:

     (i) At least ten (10) Business Days prior to any Disposition in relation to such Public Offering, the Purchaser has received: (x) from VimpelCom, a notice stating that VimpelCom expects, in good faith, to repay the Loans and the [third party lender] Loan, if any, at least one (1) Business Day prior to the date of such Public Offering, and attaching a copy of the Bank Letter; (y) from the relevant Seller(s), a notice entitled "Mandatory Exercise of Option Requirement", which shall, in addition to the information required under Section 2.03(a), state that each such Seller requires the Mandatory Exercise of the relevant Securities Option and be accompanied by (1) a copy of the notice of payment referred to in clause (x) above and (2) copies of all of the documents specified in Section 2.08(f);

     (ii) At least six (6) Business Days prior to any Disposition in relation to such Public Offering, all conditions precedent specified in Section 2.08 (other than the conditions precedent specified in Section 2.08(a), (b), (d), (i), (k), (m), (n) and (o)) shall have been satisfied or shall have been shown by such Seller (to the satisfaction of the Purchaser) to be capable of being satisfied on the Closing Date; and

     (iii) At least one (1) Business Day prior to any Disposition in relation to such Public Offering, all of the conditions precedent specified in Section 2.08 (to the extent not previously satisfied) (other than the condition precedent specified in Section 2.08(n)) shall have been satisfied or shall have been shown by such Seller (to the satisfaction of the Purchaser) to be capable of being satisfied on the Closing Date; and

     (c) With respect to any Securities Option to be exercised as part of or in conjunction with a Public Offering (other than a purchase of New Shares simultaneously with a Public Offering of Notes), the price per New Share, New ADS or Note, as the case may be (the "Public Offering Price"), shall be, in the case of any New ADSs or Notes, the price per New ADS or Note, respectively, specified on the cover of the relevant prospectus for such New ADSs or Notes, as applicable, and, in the case of any New Shares, the price per New ADS specified on the cover of the relevant prospectus for such New ADSs, divided by zero point seven five (0.75).

     (d) The Purchaser must (i) exercise the Securities Option by sending to the relevant Sellers the Exercise Notice no later than the fourth Business Day following receipt of the Offer and at least one (1) Business Day prior to any Disposition in relation to such Public Offering or (ii) if it believes in good faith that the conditions precedent set forth in Section 2.08 may not have been satisfied, refuse to exercise the Securities Option by sending to the relevant Sellers a letter of objection containing an explanation as to the grounds for such belief.

     (e) The Closing under the relevant Securities Option shall take place on the date of the settlement of the Public Offering. The Closing shall take place in the manner customary in underwritten securities offerings unless otherwise provided in this Agreement, and, with respect to those Option Securities which are part of such Public Offering, the Purchaser shall have, in addition to its rights hereunder, the same rights as the other investors participating in such Public Offering.

     (f)  If the Purchaser has received the notice of payment referred to in
Section 2.04(b)(i) but the repayment of the Loans under the Loan Agreement does not take place at least one (1) Business Day prior to the Public Offering, no Seller shall proceed with the proposed Public Offering or any subsequent Public Offering unless the Sellers again comply with all the requirements of this
Section 2.04 or Section 2.05.

2.05 Voluntary Exercise of Securities Options in a Public Offering
     -------------------------------------------------------------

     If any Seller proposes to Dispose of any Disposed Securities in a Public Offering on or before [a date agreed on by VimpelCom and the Purchaser] but does not send a notice of Mandatory Exercise in accordance with Section 2.04(b)(i):

     (a) Such Seller shall nevertheless offer the Option Securities to the Purchaser in accordance with Section 2.03(a).

     (b) The Share Option and/or the Note Option, as the case may be, shall be exercisable by the Purchaser in accordance with the procedures set forth in
Section 2.03 and Sections 2.04(c) and (e), at the Public Offering Price.

2.06 Exercise of Securities Options Other than in a Public Offering
     --------------------------------------------------------------

     (a) If any Seller proposes to Dispose of any New Shares or New ADSs other than in a Public Offering (and no Notes are being simultaneously Disposed of in a Public Offering), the Share Option shall be exercisable as follows:

     (i) With respect to the Securities Option to be exercised in accordance with this Section 2.06(a), the price per New Share or New ADS shall be the lower of (A) the lowest price offered to any other purchaser and (B) the ADS-Based Price.

     (ii) The Closing under the relevant Share Option shall take place on the date specified in the relevant Exercise Notice, which date shall be no later than ten (10) Business Days after the Exercise Notice, unless the parties agree that the Closing shall take place on a different date, as follows:

          (A) On the date which is four (4) Business Days prior to the Closing Date, the relevant Seller and the Purchaser shall (1) attend a pre-closing meeting at the offices of the Purchaser's counsel (or at such other place as the Purchaser and such Seller may mutually agree) at 10:00 a.m. local time, and (2) review the documents to be delivered at the Closing to determine whether the conditions precedent specified in Section 2.08 have been, or will on the Closing Date be capable of being, satisfied.

          (B) The Closing shall take place at the offices of the Purchaser's counsel, or at such other place as the Purchaser and the relevant Seller may mutually agree, at 10:00 a.m. local time on the Closing Date if the conditions precedent specified in Section 2.08 have been fulfilled by such Seller (or waived in writing by the Purchaser), provided that in the event the conditions set forth in Section 2.08 have not been satisfied, the Purchaser may postpone the Closing until a date no later than five (5) Business Days after such conditions have been satisfied.

          (C) At the Closing, (1) the Purchaser and the relevant Seller shall execute a Purchase Agreement, (2) the Purchaser shall execute a wire instruction to pay to such Seller the Purchase Price in immediately available funds to such Seller's Account, (3) in the case of any purchase of New ADSs, such Seller shall provide the Purchaser with evidence satisfactory to the Purchaser that the Purchaser is the owner of such New ADSs and (4) upon receipt by such Seller of written confirmation from the Purchaser's bank that it has irrevocably issued wire transfer instructions for the Purchase Price, such Seller shall deliver to the Purchaser a receipt with respect to the Purchase Price.

     (b) If any Seller proposes to Dispose of any New Shares or New ADSs other than in a Public Offering (and Notes are being simultaneously Disposed of in a Public Offering), the Share Option shall be exercisable as follows:

     (i) With respect to the Securities Option to be exercised in accordance with this Section 2.06(b), the price per New Share or New ADS shall be the lower of (A) the lowest price offered to any other purchaser and (B) the "base price" per New Share or New ADS determined by the Underwriter in connection with its determination of the conversion rate for such Notes.

     (ii) At least ten (10) Business Days prior to the date of the Disposition in such Public Offering of the Notes, the relevant Seller shall notify the Purchaser in writing of such proposed Disposition and comply with such Seller's other obligations under Section 2.03(a). Thereafter, the Purchaser and such Seller shall comply with their respective obligations under Section 2.04.

2.07 Exercise of Securities Option Other than in Connection with Disposition by
     --------------------------------------------------------------------------
     a Seller
     --------

     (a)  If (i) any Seller becomes the owner of any New Shares and, within one
(1) month following the registration of the report on the results of the issuance of such New Shares with the FCSM, no Disposition of such New Shares, New ADSs or Notes occurs or (ii) the aggregate outstanding principal amount of the Loans and Accrued Interest and Fees has not been repaid in full by VimpelCom and no Disposition of the Option Securities has occurred by January 27, 2001, the Share Option shall be exercisable as follows:

     (i) The Purchaser shall, if, and to the extent any New Shares have been issued to any Seller on or prior to such date, have the right to exercise the Share Option, in whole or in part, at any time and/or from time to time, by sending to such Seller a notice specifying that the Purchaser wishes to purchase the Option Shares or any part thereof, the number of New Shares or New ADSs to be purchased and the date, time and place of the Closing of such purchase.
Section 2.03(a) and (b) shall not apply to any exercise of the Securities Option in accordance with this Section 2.07.

     (ii) With respect to the Securities Option to be exercised in accordance with this Section 2.07, the price per New Share or New ADSs shall be the ADS-Based Price.

     (b) The Closing shall take place at the place, on the date and time designated by the Purchaser in the notice sent in accordance with Section 2.07(a), provided that in the event the conditions set forth in Section 2.08 have not been satisfied, the Purchaser may postpone the Closing until a date no later than five (5) Business Days after such conditions have been satisfied. The provisions of Section 2.06(b) shall, to the extent not inconsistent with this clause (b), apply to the Closing.

2.08 Conditions to the Closing
     -------------------------

     The Purchaser's obligation to send an Exercise Notice under Section 2.04(d) (with the exception of clause (a), which shall apply to the Purchaser's obligation to purchase the Option Securities), or to purchase the Option Securities at the Closing upon the Purchaser's exercise of the relevant Securities Option under Section 2.06 or Section 2.07, shall be subject to the satisfaction of the following conditions by each Seller selling such Option Securities (all or any of which may be waived in whole or in part by the Purchaser in writing in its sole discretion), in addition to any other conditions that may be applicable in accordance with Section 2.03 through
Section 2.07 (inclusive):

     (a)  Repayment of the Loans. The Loans and, if [the third party lender] has
          ----------------------
exercised its option under the [third party lender] Agreement, the [third party lender] Loan shall have been repaid in full at least one (1) Business Day prior to the Closing.

     (b)  Representations and Warranties. The representations and warranties
          ------------------------------
made by such Seller in Article III and by VimpelCom in the Guarantee shall have been true and correct in all material respects on and as of the date of this Agreement, the Mandatory Exercise Date (if any) and the Closing Date.

     (c)  Performance. Such Seller shall have performed and complied with each
          -----------
of its obligations under Article V, and VimpelCom shall have performed and complied with each of its obligations under the Guarantee and the other Principal Agreements to which it is a party.

     (d)  Certificate.  Such Seller shall have delivered to the Purchaser a
          -----------
certificate dated the Mandatory Exercise Date (if any) or the Closing Date and executed by an authorized signatory of such Seller, confirming the truth and correctness of such Seller's representations and warranties hereunder on and as of the date of this Agreement, the Mandatory Exercise Date (if any) and the Closing Date, the incumbency of the other authorized signatories of such Seller and such other matters as the Purchaser may reasonably request, in form and substance satisfactory to the Purchaser.

     (e)  Orders and Laws. There shall not be in effect on the Mandatory
          ---------------
Exercise Date (if any) or the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Principal Agreements or which could reasonably be expected to otherwise result in a material impairment of the Purchaser's rights under this Agreement or any of the other Principal Agreements to which the Purchaser is a party, and there shall not be pending on the Mandatory Exercise Date (if any) or the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser, any Seller, VimpelCom or the transactions contemplated by this Agreement or any of the other Principal Agreements of any such Law.

     (f)  Regulatory Consents and Approvals. All consents, approvals and actions
          ---------------------------------
of, filings with and notices to, any Governmental or Regulatory Authority described in Schedule 2.08(f) which are required to have been obtained, made or given (as applicable) by such Seller and/or VimpelCom pursuant to applicable Law as necessary for the performance of the obligations of such Seller under this Agreement and the other Principal Agreements to be performed on or before the Closing Date (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

     (g)  Third Party Consents. No consents by any Person (other than the
          --------------------
consents described in Schedule 2.08(f) and Schedule 4.04) shall be necessary for the execution of this Agreement or the performance of the transactions contemplated hereby.

     (h)  Constitutive Documents and Shareholder Register. Such Seller shall
          -----------------------------------------------
have delivered to the Purchaser (i) a certified copy of the constitutive documents of such Seller, including all amendments thereto, and (ii) an extract from the register of such Seller's shareholders.

     (i)  Ownership of ADSs. In the case of any sale of New ADSs, such Seller
          -----------------
shall have delivered to the Purchaser evidence satisfactory to the Purchaser that the Purchaser will be the owner of such portion of the New ADSs as the Purchaser is purchasing on the Closing Date, free and clear of all Liens.

     (j)  Other Principal Agreements. Each of the other Principal Agreements
          --------------------------
shall have been executed and delivered by the parties thereto other than the Purchaser, and shall be in full force and effect.

     (k)  Wire Instruction. Such Seller shall have delivered to the Purchaser
          ----------------
such Seller's instruction for the wire transfer of the Purchase Price to such Seller's Account.

     (l)  Receipt.  Such Seller shall have delivered to the Purchaser a receipt,
          -------
signed by an authorized signatory of such Seller, confirming that, upon receipt of the wire transfer from the Purchaser's bank, the portion of the Option Securities being purchased at the Closing will have been fully paid.

     (m)  Legal Opinions. The Purchaser shall have received (i) an opinion of
          --------------
Akin, Gump, Strauss, Hauer & Feld, L.L.P., special New York and Russian counsel to such Seller, in form and substance satisfactory to the Purchaser, and (ii) an opinion of local counsel to such Seller, in form and substance satisfactory to the Purchaser.

     (n)  Antimonopoly Approval. The MAMP Approval shall have been received by
          ---------------------
the Purchaser.

     (o)  Public Offering. In the case of any Public Offering in which the
          ---------------
Purchaser is purchasing Option Securities, such Seller shall have delivered to the Purchaser (i) copies of all legal opinions rendered by the general, special, in-house and any other legal counsel of VimpelCom and/or such Seller in connection with such Public Offering, (ii) copies of any documents delivered to the Underwriters of and/or investors in such Public Offering by VimpelCom and/or such Seller and (iii) upon request of the Purchaser, letters from such legal counsel and/or such Seller addressed to the Purchaser, entitling the Purchaser to rely on such opinions and/or other documents, as the case may be.

          ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each Seller party hereto on the date hereof represents and warrants to the Purchaser on and as of the date of this Agreement, the Mandatory Exercise Date (if any) and the Closing Date (except for those representations and warranties which are indicated to be given as of a specific date), and each Person which subsequently becomes a Seller party to this Agreement by executing an Endorsement, represents and warrants on and as of the date on which such Person executes such Endorsement, the Mandatory Exercise Date (if any) and the Closing Date (except for those representations and warranties which are indicated to be given as of a specific date) that:

3.01 Organization
     ------------

     Such Seller is a company duly organized and validly existing as a legal entity under the laws of its jurisdiction of organization. VimpelCom has obtained all consents and approvals of all Russian and other Governmental and Regulatory Authorities necessary for the establishment of such Seller and for VimpelCom's ownership of an interest in or control of such Seller. Such Seller has full power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties, and is not required to be qualified as a foreign corporation or other entity authorized to do business in any other jurisdiction.

3.02 Authority
     ---------

     (a) The execution and delivery by such Seller of this Agreement, and the performance by such Seller of its obligations hereunder which were to have been fulfilled as of the date of this Agreement, have been duly and validly authorized by such Seller, no other corporate action on the part of such Seller or its shareholder(s) being necessary, and the performance by such Seller of its obligations hereunder which are required to be performed as of the Mandatory Exercise Date (if any) and the Closing Date will be duly authorized by such Seller on or prior to each such date. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms.

     (b) Such Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to grant the Securities Options to the Purchaser and, subject to obtaining the approvals specified in Schedule 2.08(f), to sell the Option Securities to the Purchaser on the terms set forth herein.

3.03 No Designation of Sellers
     -------------------------

     Such Seller has not designated any Person as a Seller other than in compliance with Section 5.01.

3.04 Capital of Seller
     -----------------

     (a) All of the outstanding Equity Interests of such Seller (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable,
(iii) are not subject to any preemptive or similar rights, (iv) if required under applicable law, have been properly registered with the appropriate authorities competent for registration of the issue of such Equity Interests, and (v) are owned or controlled directly or indirectly by VimpelCom.

     (b) Except as otherwise set forth in Schedule 3.04 and as provided in the Principal Agreements, there are no outstanding options related to or entitling any Person to purchase or otherwise acquire from such Seller any Equity Interest in such Seller or any other security issued by such Seller.

3.05 Charter Capital of VimpelCom
     ----------------------------

     (a) As of the date of this Agreement, the charter capital of VimpelCom consists solely of Twenty-Eight Million One Hundred Eighty Two Thousand Two Hundred and One (28,182,201) issued shares of common stock and Six Million Four Hundred Twenty-Six Thousand Six Hundred (6,426,600) issued shares of preferred stock.

     (b) As of the Closing Date, the charter capital of VimpelCom will consist solely of Twenty-Eight Million One Hundred Eighty Two Thousand Two Hundred and One (28,182,201) issued shares of common stock, Six Million Four Hundred Twenty-Six Thousand Six Hundred (6,426,600) issued shares of preferred stock and the lesser of Seven Million (7,000,000) shares of common stock and such number of shares of common stock (i) as shall have been issued and sold to the Purchaser pursuant to such Securities Option, (ii) as shall have been issued and sold to [the third party lender] pursuant to the [third party lender] Agreement, (iii) as shall have been issued and sold to any other Person and/or (iv) as shall have been sold to a Seller and are exchangeable for Notes issued and sold to the Purchaser and to the public on the Closing Date, in each case, as specified in the relevant report on issuance filed with the FCSM.

     (c) As of the date of this Agreement, all of the outstanding Equity Interests of VimpelCom (excluding the New Shares) (i) have been duly authorized and validly issued, (ii) are fully paid, and, except as described on page 36 of Form 20-F ("Assessability of Shares"), non-assessable, (iii) are not subject to any preemptive or similar rights, and (iv) were properly registered with the appropriate authorities competent for registration of the issuance of such shares. All of the shares of VimpelCom are uncertificated.

     (d) Neither such Seller nor, to the Knowledge of such Seller, any Person affiliated (as defined in Rule 405 of the Act) with such Seller, has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of VimpelCom.

3.06 Option Securities
     -----------------

     Subject to Section 5.06:

     (a) As of the Mandatory Exercise Date (if any) and the Closing Date, all of the Option Shares will have been duly authorized. As of the Closing Date, all of the Option Shares issued to such Seller will have been validly issued to such Seller, fully paid and, except as described on page 36 of Form 20-F ("Assessability of Shares"), non-assessable and owned by such Seller free and clear of all Liens and interests of third parties. Upon approval of the amendments to the charter of VimpelCom by the Board of VimpelCom and their registration with the MRC and SRC, and completion of the remaining items in
Schedule 2.08(f), all of the Option Shares shall have been (and the issuance of the Option Shares shall have been) properly registered with the appropriate authorities competent therefor.

     (b) After giving effect to the Closing under the Share Option, the Purchaser's ownership of any New ADSs constituting Option Shares will have been entered on the register of New ADSs maintained by the depositary for the New ADSs.

     (c) After giving effect to the Closing under the Share Option and the registration of the report on the issuance thereof with the FCSM, (i) any Option Shares issued to such Seller and purchased by the Purchaser will have been transferred from such Seller to the Purchaser, (ii) the Purchaser shall have acquired such Option Shares, free and clear of all Liens and (iii) the Purchaser's shareholding with respect to any New Shares constituting Option Shares will have been entered into or reflected in the shareholder register of VimpelCom held by the NRC without any Lien reflected or indicated in such register.

     (d) After giving effect to the Closing under the Note Option, the Purchaser's ownership of Notes constituting Option Notes will have been entered on the register of Notes maintained by the issuer of such Notes and/or any trustee acting on behalf of holders of Notes.

3.07 No Conflicts
     ------------

     The execution, delivery and performance by such Seller of this Agreement, compliance by such Seller with all of the provisions hereof and the consummation by such Seller of the transactions contemplated hereby and thereby:

     (a) will not conflict with or constitute a breach of any of the terms or provisions of, or a default under such Seller's constitutive documents;

     (b) will not conflict with or constitute a breach of any Contract to which such Seller is a party as of the date of this Agreement or by which such Seller or any of its Assets and Properties is bound; and

     (c) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 2.08(f) hereto, will not violate or conflict with any Orders or Laws applicable to such Seller, VimpelCom or any of their respective Assets and Properties.

3.08 Governmental Approvals and Filings
     ----------------------------------

     Except as set forth in Schedule 2.08(f), the execution, delivery and performance by such Seller of this Agreement, the compliance by such Seller with all of the provisions hereof and the consummation of the transactions by such Seller contemplated hereby will not require any consent, approval, authorization or other order of any Governmental or Regulatory Authority.

3.09 No Undisclosed Liens or Liabilities
     -----------------------------------

     There are (a) no Liens (other than Permitted Liens) on any of the Assets and Properties of such Seller, and (b) no Liabilities against, relating to or affecting such Seller or any of its Assets and Properties.

3.10 Taxes
     -----

     Such Seller has duly filed with the appropriate taxing authorities all Tax Documents required to be filed by it, and each such Tax Document was, when filed, accurate and complete in all material respects; and such Seller has duly paid, on time, or has made adequate reserves for, or has contested in good faith, all Taxes required to be paid or remitted by it or levied against it, and, to the Knowledge of such Seller, no material Tax deficiency is currently asserted against such Seller.

3.11 Legal Proceedings, Liability
     ----------------------------

     (a) There is no Action or Proceeding pending or, to the Knowledge of such Seller, threatened, which will result in, or would reasonably be expected to result in, the issuance of an Order which (i) questions the validity of this Agreement or any of the other Principal Agreements or any action taken or to be taken pursuant hereto or thereto, or (ii) restrains, enjoins or otherwise prohibits or makes illegal consummation of any of the transactions contemplated by this Agreement or any of the other Principal Agreements, or (iii) otherwise results in a material impairment of the Purchaser's rights under this Agreement or any of the other Principal Agreements to which the Purchaser is a party, or
(iv) if determined adversely to such Seller or VimpelCom, could reasonably be expected to result in (A) any injunction or other equitable relief against such Person that would interfere in any material respect with its business or operations or (B) Losses by such Person, individually or in the aggregate, in excess of US$10,000,000.

     (b) There are no facts or circumstances Known to such Seller that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above.

     (c)  There are no material Orders outstanding against such Seller.

3.12 Compliance With Laws and Orders
     -------------------------------

     (a) Such Seller has not received any written notice that it is, or has at any time been, in violation of or in default under any Law or Order applicable to it or any of its Assets and Properties.

     (b) Neither such Seller, nor any director, officer, agent, employee or other person associated with or acting on behalf of such Seller, (i) has used any corporate funds for any unlawful contributions, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any governmental official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the business of such Seller.

3.13 Contracts; No Default
     ---------------------

     (a) Schedule 3.13 contains a true and complete list of all Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the Purchaser prior to the execution of this Agreement) to which such Seller is a party or by which any of its Assets and Properties is bound which involve an obligation of such Seller to make payments in any year, to any Person exceeding US$5,000,000 in the aggregate.

     (b) Such Seller has not received any notice of default in connection with the performance of any obligation, agreement or condition contained in any note, debenture, bond or any other evidence of Indebtedness or in any other agreement, indenture or instrument to which such Seller is a party or by which such Seller or any of its Assets and Properties are bound.

3.14 Brokers
     -------

     Except as described on Schedule 3.14, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by such Seller directly with the Purchaser without the intervention of any Person on behalf of such Seller in such manner as to give rise to any valid claim by any Person against the Purchaser or such Seller for any finder's fee, brokerage commission or similar payment.

3.15 SEC Documents
     -------------

     (a) Each of such Seller and VimpelCom has filed all registration statements, reports, schedules, forms, statements and other documents with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"), if any, required to be filed by it prior to giving effect to the transactions contemplated by this Agreement and the other Principal Agreements.

     (b) Each part of the SEC Documents, when such part became effective, (i) did not contain and each part, as amended or supplemented, if applicable, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) complied in all material respects with the Act, as amended or supplemented, if applicable; provided, however, that the representations and warranties set forth in this Section 3.15 do not apply to statements or omissions in the SEC Documents that are based on information relating to any underwriter or shareholder furnished to such Seller or VimpelCom in writing by such underwriter or shareholder, respectively.

     (c) The Purchaser shall be entitled to rely on the SEC Documents in connection with its purchase of any Option Securities.

3.16 Disclosure
     ----------

     (a) In the case of any exercise of a Securities Option in respect of Option Securities which are not part of a Public Offering, to the Knowledge of such Seller, such Seller and VimpelCom shall have disclosed all material facts relating to the Business or Condition of such Seller and VimpelCom to the Purchaser in or in connection with this Agreement. No representation or warranty contained in this Agreement, and no statement contained in the attached Schedules, or in any certificate delivered to the Purchaser on the Closing Date, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     (b) In the case of any exercise of a Securities Option in respect of Option Securities which are part of a Public Offering, such Seller and VimpelCom shall have disclosed all material facts relating to the Business or Condition of such Seller and VimpelCom in the registration statement, as amended, filed with the SEC in relation to such Public Offering. Neither such registration statement nor any representation or warranty contained in this Agreement, and no statement contained in the attached Schedules, or in any certificate delivered to the Purchaser on the Closing Date, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

          ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Sellers as follows:

4.01 Organization
     ------------

     The Purchaser is a corporation duly organized and validly existing under the Laws of the Kingdom of Norway.

4.02 Authority
     ---------

     (a) The execution and delivery by the Purchaser of this Agreement, and the performance by the Purchaser of its obligations hereunder, have been duly and validly authorized by the Board of the Purchaser, no other corporate action on the part of the Purchaser or its stockholder being necessary. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     (b) The Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, provided that the Purchaser must obtain the MAMP Approval to consummate the acquisition of any Option Securities.

4.03 No Conflicts
     ------------

     The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter (vedtekter) of the Purchaser;

     (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its Assets and Properties; or

     (c) conflict with or constitute a breach of any Contract to which the Purchaser is a party or by which any of its Assets and Properties is bound.

4.04 Governmental Approvals and Filings
     ----------------------------------

     Except as disclosed in Schedule 4.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Legal Proceedings
     -----------------

     There are no Actions or Proceedings pending, or, to the Knowledge of the Purchaser, threatened against, the Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.06 Brokers
     -------

     All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with any Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against any Seller for any finder's fee, brokerage commission or similar payment.

4.07 Investment Intent
     -----------------

     The Purchaser is acquiring the Option Securities for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of such Option Securities, except in compliance with the Act and all other applicable securities laws.

4.08 Knowledgeable Investor
     ----------------------

     The Purchaser (a) possesses such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of its investment in the Option Securities, (b) understands that, as of the date of this Agreement, the Option Securities that are to be acquired by it under this Agreement are not registered under the Act, (c) understands and is able to bear the economic risk involved in acquiring the Option Securities, including any loss relating to or arising out of such investment, (d) is not a "U.S. person", as such term is defined under Rule 902 of Regulations S under the Act, and is not acquiring the Option Securities for the account of a U.S. person (as so defined) and (e) is an "accredited investor" as defined in Rule 501(a) under Regulation D under the Act, experienced in investing in emerging markets.

4.09 Compliance with Securities Laws
     -------------------------------

     Neither the Purchaser nor, to the Knowledge of the Purchaser, any Person affiliated (as defined in Rule 405 of the Act) with the Purchaser, has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of VimpelCom. The acquisition of the Option Securities by the Purchaser pursuant to this Agreement is, and at all times has been, in compliance with the securities laws of each jurisdiction applicable to it, including, without limitation, United States securities laws and NYSE rules and regulations relating to insider trading.

4.10 Independent Investigation
     -------------------------

     The Purchaser has (a) conducted its own investigation with respect to the Option Securities, VimpelCom, each Seller and Russia in connection with its acquisition of the Option Securities, and has had the opportunity to ask executive officers of VimpelCom and each Seller such questions as it has considered necessary, relevant or appropriate with respect to the Option Securities, VimpelCom, such Seller, and Russia; (b) consulted its own legal advisors with respect to its investment in the Option Securities and the risks associated with such investment to the extent the Purchaser deems necessary or appropriate; and (c) received all information that it believes is necessary, relevant or appropriate in connection with its acquisition of the Option Securities.

4.11 No Knowledge of Breach
     ----------------------

     In the case of any exercise of a Securities Option in respect of Option Securities which are not part of a Public Offering, there is no breach by any Seller or VimpelCom Known to the Purchaser of any representation or warranty made by such Seller or VimpelCom in relation to such Option Securities in any of the Principal Agreements.

                      ARTICLE V  COVENANTS OF THE SELLERS

     Each Seller covenants and agrees with the Purchaser that such Seller will comply with all covenants and provisions of this Article V, except to the extent the Purchaser may otherwise consent in writing.

5.01 Designation of Sellers
     ----------------------

     No Seller shall designate any Person as a purchaser of any New Shares unless (a) such Person is owned or controlled directly or indirectly by VimpelCom, (b) except with respect to the Persons listed on Schedule 5.01, the Purchaser has given its consent to such designation (which consent shall not be unreasonably withheld or delayed) and (c) such Person becomes a party to this Agreement by executing an Endorsement.

5.02 Disposition of Securities
     -------------------------

     (a) No Seller shall Dispose of any Disposed Securities to any Person other than the Purchaser for a price which is less than the Applicable Price required to be offered to the Purchaser hereunder, unless (i) if the Purchaser has not yet exercised the relevant Securities Option hereunder, such Seller first offers the Option Securities to the Purchaser at such lower price in accordance with the procedures set forth in this Agreement or (ii) if the Purchaser has already purchased the Option Securities, the Purchaser shall have received, with respect to each Option Security, the difference between the Applicable Price therefor paid by the Purchaser and such lower price.

     (b) If [the third party lender] shall have exercised its option under the [third party lender] Agreement, no Seller shall Dispose of any Notes without simultaneously Disposing of the number of New Shares or New ADSs as equals or exceeds the number of the Option Shares and offering the Purchaser an opportunity to exercise the Note Option and the Share Option.

     (c) No Seller shall Dispose of any New Shares or New ADSs or any securities convertible into New Shares or New ADSs or any interests in or affecting any New Shares or New ADSs, except in accordance with the terms and conditions of this Agreement.

     (d) No Seller shall create any Lien on or otherwise encumber any New Shares or New ADSs, provided that a Seller may create Liens on New Shares or New ADSs for the benefit of an indenture trustee, issuing and paying agent or like Person appointed in relation to Notes exchangeable for such New Shares or New ADSs and/or for the benefit of an Affiliate of VimpelCom which is an issuer of Notes and/or an Affiliate of VimpelCom which is involved in the structuring of the issuance of any New Shares, New ADSs or Notes exchangeable for New Shares or New ADSs.

     (e) No Seller shall grant any options to any Person with respect to any New Shares, New ADSs or the Notes, except for the options granted to the Purchaser hereunder, the options described in Schedule 3.04 and options granted by a Seller with respect to any New Shares or New ADSs to an indenture trustee, issuing and paying agent or like Person appointed in relation to Notes exchangeable for such New Shares or New ADSs.

5.03 Major Changes and Reorganizations
     ---------------------------------

     Without the prior written consent of the Purchaser, each Seller shall refrain from:

     (a) amending its constitutive documents, delisting the ADSs or the New ADSs from the NYSE (except to the extent any such delisting relates to the consolidation of two (2) or more classes of ADSs and New ADSs and at least one (1) class of ADSs or New ADSs remains listed on the NYSE) or taking any action with respect to any such amendment or delisting or any recapitalization, reorganization, liquidation or dissolution of such Seller;

     (b)  engaging with any Person in any Business Combination; and/or

     (c)  entering into any Contract to do or engage in any of the foregoing.

5.04 Regulatory and Other Approvals
     ------------------------------

     Each Seller will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of such Seller and/or VimpelCom to consummate the transactions contemplated hereby and by the other Principal Agreements, including, without limitation, those described in Schedule 2.08(f) hereto, (b) provide such other information and communications to the Purchaser, such Governmental or Regulatory Authorities or other Persons as the Purchaser or such Governmental or Regulatory Authorities or other Persons may request in connection therewith and execute all documents as may be reasonably requested by the Purchaser in connection therewith, and (c) cooperate with the Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Governmental or Regulatory Authorities or other Persons required of the Purchaser to consummate the transactions contemplated hereby and by the other Principal Agreements.

5.05 Delivery of Information
     -----------------------

     Each Seller will (a) provide prompt notification to the Purchaser when any consent, approval, action, filing or notice referred to in Section 5.04 is obtained, taken, made or given, as applicable, (b) deliver to the Purchaser from time to time as soon as practicable after they become available, copies of public filings relating to any actions related to the New Shares, New ADSs and/or the Notes, agreements entered into between VimpelCom and such Seller, publications required to be made in accordance with Russian securities laws and evidence of payment for any New Shares, (c) in the case of any exercise of the Securities Option pursuant to Section 2.06, cause any Underwriter of Notes to provide to the Purchaser the "base price" of any New Shares or New ADSs determined by such Underwriter in connection with such Underwriter's determination of the conversion rate for such Notes, and (d) advise the Purchaser in writing of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the other Principal Agreements.

5.06 Registration of Ownership; Reimbursement
     ----------------------------------------

     (a) As soon as possible after the Closing, but in any event no later than thirty-five (35) days after the Closing, each Seller shall (i) cause to be entered in the relevant register of such Seller, VimpelCom, or any registrar or depositary of such Seller or VimpelCom and/or any trustee acting on behalf of holders of Notes, as applicable, the Purchaser's name as the owner of record or holder of any and all Option Securities purchased by the Purchaser from such Seller in accordance with Article II and (ii) deliver to the Purchaser an extract from each such register showing the Purchaser as the owner of record or holder of such Option Securities, free and clear of all Liens.

     (b) If the FCSM shall have failed to register the issuance of any Option Securities purchased by the Purchaser from any Seller in accordance with Article II, such Seller shall use its best efforts to cure any defect in its report on issuance of such Option Securities within the time allotted for such cure under applicable law.

     (c) If (i) any Seller has attempted to cure a defect in its report on issuance in accordance with this Section 5.06 but has failed to cure such defect (or such defect is not capable of cure), and (ii) the Purchaser has made a demand under the Citibank Guarantee and has not received all of the proceeds of such demand or the Citibank Guarantee has been cancelled prior to the making of such demand, then on or prior to the earlier of (A) two (2) Business Days after the last day of any period provided under applicable law for the cure of such defect and (B) thirty-five (35) days from the date of filing of such report on issuance with the FCSM, such Seller shall reimburse to an account of the Purchaser notified to such Seller by the Purchaser the aggregate amount paid by the Purchaser to such Seller for the Option Securities the issuance of which the FCSM has failed to register. Such payment shall be made in US Dollars, in immediately available funds, and without any setoff, withholding or deduction. Notwithstanding anything to the contrary in this Agreement, such Seller's obligation to make such payment to the Purchaser shall be absolute and unconditional and shall rank pari passu with the other general unsecured senior obligations of such Seller.

     (d) The failure by any Seller to reimburse to the Purchaser any amount which such Seller is required to reimburse pursuant to Section 5.06(c) shall constitute a breach by such Seller of the terms of this Agreement, entitling the Purchaser to damages from such Seller in an amount equal to the amount required to be so reimbursed, together with all costs and expenses (including, without limitation, legal fees) incurred by the Purchaser in connection with the enforcement of its rights hereunder.

     (e) If the Purchaser has made a demand under the Citibank Guarantee and received all of the proceeds of such demand, the Purchaser shall, at each relevant Seller's expense, (i) execute and deliver to each relevant Seller such orders or instructions as may be required in accordance with applicable law, instructing such Seller to remove or cause to be removed the Purchaser's name as the owner of record or holder of all Option Securities purchased by the Purchaser from such Seller in accordance with Article II and (ii) take such other reasonable steps as such Seller may request to facilitate the removal of each such entry.

5.07 Fulfillment of Conditions
     -------------------------

     Each Seller will take all commercially reasonable steps necessary and proceed diligently and in good faith to satisfy each other condition to the obligations of the Purchaser contained in Section 2.08.

                    ARTICLE VI  COVENANTS OF THE PURCHASER

     The Purchaser covenants and agrees with the Sellers that, at all times from and after the date hereof until the Closing, the Purchaser will comply with all covenants and provisions of this Article VI, except to the extent the Sellers may otherwise consent in writing.

6.01 Regulatory and Other Approvals
     ------------------------------

     The Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of the Purchaser to consummate the transactions contemplated hereby, including, without limitation, those described in Schedule 4.04 hereto (and shall in any event apply for the MAMP Approval as soon as practicable but no later than thirty (30) calendar days after the date of execution of this Agreement), (b) provide such other information and communications to the Sellers, such Governmental or Regulatory Authorities or other Persons as the Sellers or such Governmental or Regulatory Authorities or other Persons may request in connection therewith and execute all documents as may be reasonably requested by the Sellers in connection therewith and (c) cooperate with the Sellers as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, Governmental or Regulatory Authorities or other Persons required of the Sellers to consummate the transactions contemplated hereby. The Purchaser will provide prompt notification to the Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise the Sellers in writing of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

                         ARTICLE VII  NOTICE AND CURE

     Each party will notify the other party in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after such party becomes aware of such violation or breach of any representation, warranty, covenant or agreement made by such party in this Agreement, whether occurring or arising before, on or after the date of this Agreement, provided that no notice given pursuant to this Article VII shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Purchaser's rights or remedies hereunder.

ARTICLE VIII  SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     The Sellers and the Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement, and such representations, covenants and agreements shall survive the exercise of the Securities Options and the Closing.

                            ARTICLE IX  TERMINATION
9.01 Termination
     -----------

     This Agreement shall terminate and the transactions contemplated hereby shall be abandoned on the earlier of (a) the agreement of the parties hereto, executed in writing, to terminate this Agreement, (b) the Purchaser sending notice of termination to VimpelCom, in its sole discretion, provided the conditions for the Mandatory Exercise have not been satisfied on or before [a date agreed on by VimpelCom and the Purchaser] and the Loans have not been repaid on or prior to such date, and (c) June 30, 2001.

9.02 Consequences of Termination
     ---------------------------

     Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 9.01(b) or (c), the Sellers will remain jointly and severally liable to the Purchaser for any breach of this Agreement by any Seller existing at the time of such termination, and the Purchaser will remain liable to the Sellers for any breach of this Agreement by the Purchaser existing at the time of such termination, and any Seller or the Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                           ARTICLE X  MISCELLANEOUS

10.01 Notices
      -------

      All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

     If to the Purchaser, to:

          Telenor East Invest AS
          Keysers Gate 13
          0130 Oslo
          Norway
          Facsimile No.: +47-22-779909
          Attn: Henrik Torgersen

          with a copy to:

          Telenor Mobile Communications AS
          Pilestredet 33
          N-0166 Oslo
          Norway
          Facsimile No.: +47-23-25-55-85
          Attn:  Arve Egil Habjorg

     If to any Seller, to:

          c/o Vimpel-Communications
          10, building 14, Ulitsa 8-Marta
          125683, Moscow
          Russian Federation
          Facsimile No.: +7095 755-3682
          Attn:  Chief Financial Officer

          with a copy to:

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          Dukat Place II
          7, Ulitsa Gasheka
          123056, Moscow
          Russian Federation
          Facsimile No. +7095-974-2412
          Attn: Melissa J. Schwartz

      All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.01, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.01, be deemed given upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 10.01, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.01). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

10.02 Entire Agreement
      ----------------

      This Agreement and the other Principal Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof, provided, however, that this Agreement shall not be deemed to supersede the Primary Agreement dated as of December 1, 1998 between the Purchaser and VimpelCom or any agreements related thereto.

10.03 Expenses
      --------

      Except as otherwise expressly provided in this Agreement (including, without limitation, as provided in Section 9.01(b) and (c)), whether or not the transactions contemplated hereby are consummated, each of the parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation, execution and closing of this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby; provided that the Sellers shall pay, without limitation, all costs associated with any Public Offering.

10.04 Public Announcements
      --------------------

      At all times at or before the Closing, neither any Seller nor the Purchaser will issue or make any reports, statements or releases to the public or, generally, to the employees, customers, suppliers or other Persons to whom VimpelCom sells goods or provides services or with whom VimpelCom otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is, in the opinion of legal counsel to such party, required by Law or rule of any stock exchange in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Each Seller and the Purchaser will also obtain each other party's prior approval of any press release to be issued immediately following the execution of this Agreement or the Closing.

10.05 Confidentiality
      ---------------

      Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law, (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other parties hereto or any of its Affiliates furnished to it by such other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby or (c) disclosed in or in connection with the Purchaser's filing on Schedule 13D (and any amendment thereto) relating to its investment in the shares of VimpelCom, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. If the transactions contemplated hereby are not consummated, upon the request of another party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the other parties in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

10.06 Waiver
      ------

      (a) Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

      (b) No provision of the Agreement shall be interpreted as any waiver of any right or remedy of the Purchaser under the Loan Agreement.

10.07 Amendment
      ---------

      This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

10.08 No Third Party Beneficiary
      --------------------------

      The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

10.09 No Assignment, Binding Effect
      -----------------------------

      (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except (i) for assignments and transfers by operation of Law, (ii) that the Purchaser may assign any or all of its rights, interests and obligations hereunder to any Affiliate of the Purchaser, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in this clause (ii) shall relieve the Purchaser of its obligations hereunder, and (iii) that any Seller may assign this Agreement in accordance with Section 5.01.

      (b) An assignment of rights hereunder cannot be effected by the physical transfer of this Agreement, by endorsement or by registration of the transfer of rights set forth in this Agreement in any registry. This Agreement shall not constitute or be deemed to constitute a stock, bond, option certificate, or any other security under Russian law.

10.10 Arbitration; Consent to Jurisdiction; Service of Process; Waiver of
      -------------------------------------------------------------------
      Sovereign Immunity
      ------------------

      (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by three
(3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules in force (the "UNCITRAL Rules"), in accordance with the following terms and conditions:

      (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

      (ii) Any party to this Agreement may refer a matter to arbitration by written notice to the other parties.

      (iii)  The place of the arbitration shall be Stockholm, Sweden.

      (iv) The claimant party shall appoint one (1) arbitrator and the respondent party shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall appoint the third arbitrator, in accordance with the UNCITRAL Rules. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the Arbitration Institute of the Stockholm Chamber of Commerce.

      (v) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

      (vi) The decision of the arbitrators shall be by majority vote and shall be in writing.

      (vii) The decision of the arbitrators shall be final and binding on the parties to this Agreement, save in the event of fraud, manifest mistake or failure by the arbitrators to disclose any conflict of interest.

      (viii) The decision of the arbitrator may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any jurisdiction.

      (b) If any dispute is submitted to arbitration pursuant to this Section 10.10, the panel of arbitrators may, if it deems such award appropriate, award a party costs and expenses incurred by such party in enforcing its rights. Except as so awarded, each party shall bear its own costs and expenses of enforcing its rights to arbitrate under this Section 10.10.

      (c) Except for arbitration proceedings pursuant to this Section 10.10, no action (other than the enforcement of an arbitration decision or an action to compel arbitration), lawsuit or other proceeding shall be brought by or between the parties to this Agreement and/or any of their Affiliates in connection with any matter arising out of or in connection with this Agreement.

      (d) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding permitted by this Section 10.10, with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof to the other parties at their respective addresses specified in Section 10.01. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. If any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in any such action, suit or proceeding, and agrees that any such action, suit or proceeding shall be brought only in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.10 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction in a manner not inconsistent with Section 10.10(c).

      (e) Each of the Purchaser and each Seller hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and in performing its obligations hereunder and thereunder, and each of the Purchaser and each Seller hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), pre- or post-award attachment of assets, and enforceability of judicial or arbitral awards.

10.11 Invalid Provisions
      ------------------

      If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.12 Governing Law
      -------------

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

10.13 Counterparts
      ------------

      This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, this Primary Agreement (Financing Vehicles) has been duly executed and delivered by each party hereto as of the day and year first above written.

                                 The Purchaser
                                 -------------

                                 TELENOR EAST INVEST AS

                                 By /s/ Henrik Torgersen
                                    -------------------------
                                    Henrik Torgersen
                                    Attorney-in-Fact


                                 The Seller(s)
                                 -------------

                                 VIMPELCOM FINANCE B.V.


                                 By /s/ Dmitri Borisovich Zimin
                                    ---------------------------
                                    Dmitri Borisovich Zimin
                                    Managing Director

                                 By /s/ Henrik Torgersen
                                    ----------------------------
                                    Henrik Torgersen
                                    Managing Director

                                 By /s/ Petter-Borre Furberg
                                    ------------------------
                                    Petter-Borre Furberg
                                    Managing Director

                                                                       Exhibit A


                           Form of Purchase Agreement

                               PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement") is entered into on ______________, by and between [NAME OF SELLER], a company organized and existing under the laws of _____________ (the "Seller"), and Telenor East Invest AS, a company organized and existing under the laws of Norway (the "Purchaser" and, together with the Seller, collectively, the "Parties"). The Parties hereby agree as follows:

1.   Subject of the Agreement
     ------------------------

     The Seller hereby agrees to sell, and the Purchaser hereby agrees to purchase, [[__________ (____________________)] [registered shares of the common stock][American Depositary Shares] of Open Joint Stock Company "Vimpel-Communications" (the "Issuer") [, with a nominal value of point zero zero five Rubles (RUR 0.005) per share, registration No. [__________], registration date [___________]] (hereinafter referred to as the "Shares")] [and] [ ____________ (US$__________) in aggregate principal amount of [DESCRIBE NOTES] (the "Notes") of [DESCRIBE ISSUER] [Open Joint Stock Company "Vimpel-Communications" (the "Issuer")].

2.   Obligations of the Parties and Incorporation of the Primary Agreement by
     ------------------------------------------------------------------------
     Reference
     ---------

     The purchase of the [Shares/Notes], the payment for the [Shares/Notes] and the transfer of title to the [Shares/Notes] shall be made according to the terms set forth in the Primary Agreement (Investment Vehicles) dated as of June 23, 2000 between the Seller and the Purchaser (the "Primary Agreement"). Except for Section 2.01 thereof, the Primary Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement as if all the provisions thereof, including, among others, all of the substantial terms, such as the price for the [Shares][Notes], the procedure for payment of the [Shares][Notes] and transfer of title to the [Shares][Notes], were stated in full herein.

3.   Representations and Warranties of the Seller
     --------------------------------------------

     The Seller hereby represents and warrants to the Purchaser as of the date hereof that the representations and warranties of the Seller set forth in
     Article III of the Primary Agreement are true and correct on and as of the date hereof.

4.   Governing Law
     -------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, USA, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

5.   Arbitration
     -----------

     Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration as provided for in Section 10.10 of the Primary Agreement.

6.   Counterparts and Language
     -------------------------

     This Agreement is being executed in both the English and Russian languages, with two originals in each language, and the Parties agree that in the event of a discrepancy between the English and Russian language versions, the English language version shall prevail.

7.   Term
     ----

     This Agreement shall be effective from the day of its execution by the Parties and shall continue in full force and effect until the Parties have performed their respective obligations.

IN WITNESS WHEREOF, this Purchase Agreement has been duly executed and delivered by each Party hereto this ___ day of __________.


PURCHASER                                            SELLER

Telenor East Invest AS                               [NAME OF SELLER]


By_________________                                  By___________________
  Henrik Torgersen                                     Name:
  Attorney-in-Fact                                     Title:

                                                     By:___________________
                                                       Name:
                                                       Title:

                                                                       Exhibit B

                                  ENDORSEMENT

    The undersigned Person hereby agrees to the terms and conditions of the Primary Agreement (Financing Vehicles) (the "Primary Agreement") dated as of June 23, 2000 between Telenor East Invest AS (the "Purchaser"), VimpelCom Finance B.V. and VimpelCom Finance B.V.'s designees party thereto from time to time, to which this Endorsement is attached, and (a) agrees to be fully bound by the terms and conditions of such Primary Agreement as if such Person were an original signatory thereto, (b) hereby makes as of the date hereof, for the benefit of the Purchaser, each of the representations and warranties set forth in Article III of the Primary Agreement and (c) agrees to deliver to each other party to the Primary Agreement, as soon as practicable (and in any event not later than two (2) Business Days after the date hereof), an original copy of this Endorsement.


                              [NAME OF SELLER]


                              By__________________________
                                Name:
                                Title: